Exhibit 2.1

AMENDMENT NUMBER ONE TO AGREEMENT AND PLAN OF MERGERS

This Amendment Number One (this “Amendment”) to the Agreement and Plan of Mergers, dated as of May 22, 2019 (the “Merger Agreement”), by and among Natura Cosméticos S.A., a Brazilian corporation (sociedade anônima) (“Parent”), Avon Products, Inc., a New York corporation (the “Company”), Nectarine Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of HoldCo (“Merger Sub I”), Nectarine Merger Sub II, Inc., a Delaware corporation and wholly owned direct subsidiary of Merger Sub I, and Natura &Co Holding S.A., a Brazilian corporation (sociedade anônima) (“HoldCo”), is made as of October 3, 2019.  Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, Parent, the Company, Merger Sub I, Merger Sub II and HoldCo entered into the Merger Agreement on May 22, 2019.

WHEREAS, Section 11.03 of the Merger Agreement permits the parties to amend the Merger Agreement by an instrument in writing signed by the parties hereto.

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth herein.

WHEREAS, the parties acknowledge and agree that certain of the amendments to the Merger Agreement set forth herein are intended to reflect (i) the Exchange Ratio as it was adjusted in accordance with the terms of the Merger Agreement and Section 7.01 of the Parent Disclosure Letter in connection with the Profit Capitalization (as defined in the Parent Disclosure Letter) consummated on September 17, 2019 and (ii) the parties’ desire that each validly issued and allotted, fully paid-up HoldCo ADS be issued against the deposit of two HoldCo Shares.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereof, and intending to be legally bound hereby, pursuant to Section 11.03 of the Merger Agreement, the parties hereto agree as follows:

AGREEMENT

SECTION 1.1     Updates to HoldCo Name.  All references in the Merger Agreement and all exhibits and schedules thereto (including in the Company Disclosure Letter and the Parent Disclosure Letter) to “Natura Holding S.A.” shall be deemed replaced with “Natura &Co Holding S.A.”

SECTION 1.2     Amendments to Recitals.  Clause (b) of the first recital of the Merger Agreement  is hereby amended and restated to replace the text “with each such HoldCo ADS representing 1 HoldCo Share” with the text “with each such HoldCo ADS representing 2 HoldCo Shares”.

SECTION 1.3     Amendments to Section 2.03(b)(i).  The first two sentences of Section 2.03(b)(i) of the Merger Agreement are hereby amended and restated in their entirety as follows:

“Except as otherwise provided in Section 2.03(b)(ii) and Section 2.05 and subject to adjustment in accordance with Section 2.08, each Merger Sub I Share outstanding (and each right to receive such Merger Sub I Shares) as of immediately prior to the Second Effective Time shall be converted into the right to receive 0.300 validly issued and allotted, fully paid-up HoldCo ADSs against the deposit of two HoldCo Shares (together with the cash in lieu of fractional HoldCo ADSs (or HoldCo Shares) provided for in Section 2.05, the “Common Stock Consideration” and, together with the Preferred Stock Consideration, the “Merger Consideration”). Notwithstanding anything to the contrary in this Agreement, the holders of Merger Sub I Shares as of immediately prior to the Second Effective Time may elect to receive 0.600 (the “Exchange Ratio”) validly issued and allotted, fully paid-up HoldCo Shares in lieu of the Common Stock Consideration, in which case (1) any and all HoldCo Shares delivered to such holders who have elected to receive HoldCo Shares shall, for all purposes of this Agreement, be deemed to be the Common Stock Consideration and (2) Parent shall be deemed to have satisfied its obligations under this Agreement with respect to HoldCo ADSs through the registration, issuance, delivery and listing of HoldCo Shares.”

SECTION 1.4     Amendments to Section 2.04.

(a)       The second sentence of Section 2.04(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“At or prior to the Closing, the Parent Entities shall have deposited, or shall have caused to be deposited with or provided to, (1) the Depositary Bank, or a nominee for the Depositary Bank, a number of HoldCo Shares equal to (x) the aggregate number of HoldCo ADSs to be issued as Common Stock Consideration multiplied by (y) two and (2) the Exchange Agent, in escrow (x) for the benefit of the holders of Company Common Stock, irrevocable written instruction to cause the aggregate number of HoldCo ADSs to be issued as Common Stock Consideration and receipts (or uncertificated book-entries, as applicable) representing such aggregate number of HoldCo ADSs, (y) for the benefit of the holders of Company Common Stock, a number of HoldCo Shares (or uncertificated book-entries, as applicable) to be issued as Common Stock Consideration as contemplated by the second sentence of Section 2.03(b)(i) and (z) for the benefit of the holders of the Series C Preferred Stock, an amount in cash in U.S. dollars sufficient to pay the Preferred Stock Consideration.”

(b)       The fourth sentence of Section 2.04(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“For the avoidance of doubt, pursuant to the foregoing provisions, each Person entitled to receive Merger Sub I Shares in the First Merger shall instead receive 0.300 HoldCo ADSs per Merger Sub I Share (or at such Person’s option, 0.600 HoldCo Shares) to be issued following the Second Merger as the Common Stock Consideration.”

SECTION 1.5     Amendments to Section 7.11(a).  The third sentence of Section 7.11(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“In any event, subject to the prior sentence and Applicable Law, the Deposit Agreement shall (i) provide (A) that each HoldCo ADS under the ADR Facility shall represent and be exchangeable for two HoldCo Shares, (B) for customary provisions for the voting by the Depositary Bank of such HoldCo Shares as instructed by the holders of the HoldCo ADSs, (C) for the issuance, at the request of a holder, of either certificated or uncertificated ADRs, (D) subject to the limitations provided for in General Instruction I.A.1 of Form F-6, that holders of HoldCo ADSs shall have the right at any time to exchange their HoldCo ADSs for the underlying HoldCo Shares and (E) that the HoldCo Shares deposited by the Parent Entities with the custodian (the “Custodian”) for the ADR Facility shall be held by the Custodian for the benefit of the Depositary Bank, (ii) require the Depositary Bank to forward voting instructions and other shareholder communications (including notices, reports and proxy solicitation materials) to the registered holders of HoldCo ADSs promptly following its receipt of such materials, (iii) include customary provisions for the distribution to holders of HoldCo ADSs of dividends, other distributions or the rights to participate in any rights offerings in each case received by the Custodian from the Parent Entities (or in certain cases the U.S. dollars available to the Depositary Bank from the net proceeds of the sale of the foregoing) and (iv) not permit (x) except as required by Applicable Law, any amendment that prejudices any right of HoldCo ADS holders without giving at least 30 days’ notice to the holders of the outstanding HoldCo ADSs, or (y) any termination by HoldCo or the Depositary Bank on less than 30 days’ written notice to HoldCo ADS holders.”

SECTION 1.6     Additional Representations and Warranties.  Each of the parties represents and warrants that (a) this Amendment has been duly executed and delivered by it and (b) this Amendment constitutes the legal, valid and binding obligation of each of the parties, enforceable against each such party in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

SECTION 1.7     Full Force and Effect.  Except to the extent specifically amended hereby, the Merger Agreement remains unchanged and in full force and effect.  From and after the execution of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof”, “hereunder” or words of similar import, will be deemed to mean the Merger Agreement, as amended by this Amendment, each reference in the Merger Agreement to the “Company Disclosure Letter” will be deemed to mean the Company Disclosure Letter as amended pursuant to Section 1.1 hereof and each reference in the Merger Agreement to the “Parent Disclosure Letter” will be deemed to mean the Parent Disclosure Letter as amended pursuant to Section 1.1 hereof.

SECTION 1.8     General Provisions.  The provisions of Article 11 (Miscellaneous) of the Merger Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

AVON PRODUCTS, INC.

By:	/s/ Ginny Edwards
	Name:	Ginny Edwards
	Title:	Vice President, Interim General Counsel
and Corporate Secretary

NATURA COSMÉTICOS S.A.

By:	/s/ Jose Antonio de Almeida Filippo
	Name:	Jose Antonio de Almeida Filippo
	Title:	Chief Financial and Investor Relations Officer

By:	/s/ Itamar Gaino Filho
	Name:	Itamar Gaino Filho
	Title:	Chief Legal Officer

NATURA &CO HOLDING S.A.

By:	/s/ Jose Antonio de Almeida Filippo
	Name:	Jose Antonio de Almeida Filippo
	Title:	Executive Officer

By:	/s/ Itamar Gaino Filho
	Name:	Itamar Gaino Filho
	Title:	Executive Officer

NECTARINE MERGER SUB I, INC.

By:	/s/ Robert Claus Chatwin
	Name:	Robert Claus Chatwin
	Title:	President

NECTARINE MERGER SUB II, INC.

By:	/s/ Robert Claus Chatwin
	Name:	Robert Claus Chatwin
	Title:	President